Exhibit p under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                             ADVISER CODE OF ETHICS

                         ADOPTED PURSUANT TO RULE 17J-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940

1.    DEFINITIONS

(A) "Adviser" means Independence One Capital Management, (Farmington Hills) the mutual fund advisory department of Michigan National Bank, or any other investment adviser adopting this code.

(B)  "Investment   Company"  means  a  company  registered  as  such  under  the
     Investment Company Act of 1940 and for which the Adviser is the investment adviser.

(C) "Access Person" means any director, officer, general partner, or advisory person of the Adviser who has access to Adviser's securities activities.

(D) "Advisory Person" means (i) any employee of the Adviser or of any company in a control relationship of the Adviser, who, in connection with his regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a security by the Investment Company or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who normally obtains information concerning current recommendations made to the Investment Company with regard to the purchase or sale of a security.

(E) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(F) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 or the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities when an Access Person has or acquires. (A copy of a SEC Release on this subject is available upon request.)

(G) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(H) "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

(I) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities which are direct obligations of the United States or shares of open-end management investment companies which are:

            (1) not affiliates of the Adviser or
            (2) money market funds


2.    EXEMPTED TRANSACTIONS   ......
      ---------------------

      Absent circumstances, which suggest a lack of good faith, the prohibitions of Section 3 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     (b) Purchases or sales of securities which are not eligible for purchase or sale by the Investment Company.

     (c) Purchase or sales which are non-volitional on the part of either the Access Person or the Investment Company.

     (d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Purchases or sales of securities which are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, i.e., securities which are not "thinly traded" as defined below, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

      Purchases of sales of securities are considered to be exempt transactions pursuant to this subsection if they do not involve "thinly-traded" securities. Securities will be considered "thinly traded" when they are traded within the criteria of the categories set forth in the table below.

      Access persons must contact Compliance before instituting personal transactions in a "thinly-traded" security to determine if a portfolio transaction is in process or if there is an "open-order" with respect to that security. If that is the case, the individual must not enter into a personal transaction until the portfolio transaction has been completed or withdrawn. Whether a security is "thinly-traded" depends on the price of the security and average daily trading volume for the preceding 10 trade days. The following securities will be considered to be "thinly-traded".

            PRICE PER SHARE               AVERAGE DAILY TRADING VOLUME

            $40 or more                   Less than 3,500 shares
              30 - 40                     Less than 4,000 shares
              20 - 30                     Less than 5,000 shares
              10 - 20                     Less than 6,000 shares
            Under $10                     Less than 8,000 shares

            Note also that even after the portfolio transaction has been completed, the "15-day" period of section 3 may be applicable.

      The purpose of this paragraph is to make it easier for "Access Persons" to engage in transactions involving widely traded securities without violating this Code of Ethics. It should not be construed as a "safe harbor" for transactions in securities otherwise exempt where circumstances suggest a lack of good faith

3.    PROHIBITED TRANSACTIONS

     (a) Intentionally inducing or causing a portfolio to take action, or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Examples of this would include causing a portfolio to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security, and causing a portfolio to refrain from selling a security in an attempt to protect the value of the individual's investments, such as an outstanding option.

     (b) Using actual knowledge of portfolio transactions to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the securities transactions of Access Persons for patterns. Any pattern of transactions involving parallel transactions (portfolio and individual both buying or both selling the same security) within the 15-day period ending on the date of the portfolio transaction or involving opposite transactions (buy/sell or sell/buy) within the 15-day period beginning on the date of the portfolio transaction will be analyzed to determine if there are grounds to believe that this prohibition has been violated. Among the factors that will be considered in the analysis of whether this provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this provision of the Code is on "patterns," it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the underlying principles of this paragraph have been violated.

     (c) Employees who are "Access Persons" have an affirmative duty to bring suitable securities to the attention of the investment personnel. Consequently, the intentional failure to recommend a suitable security to, or the intentional failure to purchase a suitable security for, a portfolio in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation. Personal transactions will be reviewed with this policy in mind.

4.    REPORTING

     (a) Every access person shall either report by survey or have brokerage statements sent to the Adviser, the information described in section 4(c) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     (b) Notwithstanding Section 4(a) of this Code, an Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

     (c) Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected; and





(iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

(d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

5.    SANCTIONS

UPON DISCOVERING A VIOLATION OF THIS CODE, THE CHIEF EXECUTIVE OFFICER OF THE ADVISER MAY IMPOSE SUCH SANCTIONS AS IT DEEMS APPROPRIATE INCLUDING, INTER ALIA, A

      letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors or Trustees or the Managing General Partners of the Investment Company with respect to whose securities the violations occurred.